                                                                                                                                                                                 EXHIBIT 21.1

FIRST BANCORP.

AS OF DECEMBER 31, 2014

Subsidiaries of the Registrant

                                                                                                                                                     Jurisdiction of

Name                                                                                                                                            Incorporation

FirstBank Puerto Rico	Puerto Rico
First Federal Finance Corporation (D/B/A Money Express)	Puerto Rico
First Express, Inc.	U.S. Virgin Islands
FirstBank Overseas Corp.	Puerto Rico
FirstBank Puerto Rico Securities Corp.	Puerto Rico
First Management of Puerto Rico, Inc.	Puerto Rico
SM Galeria Paseos SPV, LLC	Puerto Rico
FB Las Iguanas Holding Corp.	Puerto Rico
FirstBank Insurance Agency, Inc.	Puerto Rico